MARKETING AND SALES CONTRACT
                                     BETWEEN
                              SOLUTIONS PLUS, INC.
                                       AND
                                 DOCUPORT, INC.

                               MARKETING AND SALES
                                    CONTRACT

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            AGREEMENT made as of the 5th day of April, 1999, by and between
SOLUTIONS PLUS, INC.., a business corporation organized under the laws of the State of New Jersey, with offices at 81 Two Bridges Road, Fairfield, New Jersey 07005 (hereinafter "Service Corporation"); and DOCUPORT, INC. a Canadian corporation, having offices at 1155 Rene-Levesque W., Montreal, Province of Quebec, Canada (hereinafter "Docuport").

                              W I T N E S S E T H;

            WHEREAS, Docuport is engaged in the development of peripheral equipment for computers including but not limited to portable fax machines, scanner and copiers;

            WHEREAS, Docuport desires to contract with Service Corporation for Service Corporation to market and sell Docuport products on a non-exclusive basis; and

            WHEREAS, Service Corporation, understanding and accepting the terms set forth herein, desires to perform such marketing and sales services for Docuport.

            NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby covenant and agree as follows:

      1. Services

            (a) Docuport hereby retains Service Corporation and Service Corporation hereby agrees to perform on a non-exclusive basis, on the terms and conditions herein contained, the following duties:

                  (i) To market and sell to business enterprises and electronic retailers Docuport products and to provide any and all necessary and reasonable support services in order to market and sell Docuport products including advertising and sales training programs.

                  (ii) At no additional charge to Docuport, Service Corporation shall allow Docuport to utilize the space currently leased by Service Corporation at 81 Two Bridges Road, Fairfield (the "Two Bridges Space") for Docuport's United States offices, including Docuport's accounting, sales and marketing staff. If in the opinion of Service Corporation's chief operating officer and the Board of Directors of Docuport, the Two Bridges space is inadequate for Docuport's needs, Docuport shall enter into a lease for such space as Service Corporation and Docuport deem reasonably necessary to satisfy Docuport's business requirements.


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                  (iii) Assist in the preparation of all advertising materials including the development of trade brochures and print, TV and Radio advertisement, to the extent deemed advisable by both Docuport and Service Corporation; it being understood that no monies shall be expended for advertising without the prior written approval of Docuport.

            (b) Service Corporation agrees to use reasonable care in the selection of the personnel and the rendering of services provided to Docuport pursuant to Subsection 1(a) hereof, and covenants that the personnel and services so provided shall be proficient in the skills for which they are employed. In the event that the performance of any such personnel or the quality of any services or supplies provided by Service Corporation pursuant to Subsection 1(a) hereof shall be unsatisfactory to the Docuport, Docuport shall notify Service Corporation of its complaint and the same shall be remedied immediately by Service Corporation.

      2. Administrative and Management Duties.

            (a) Docuport further retains Service Corporation, and Service Corporation agrees to perform, upon the terms and conditions herein contained, the following duties:

                  (i) To manage and administer Docuport's financial records including the billing of all customers of Docuport and the preparation of all checks required to pay all expenses of Docuport. Notwithstanding the foregoing, only officers and directors of Docuport are authorized to sign said checks. On or before the fifteenth day of each month, Service Corporation shall furnish Docuport with a statement accounting for all financial transactions for the preceding month. All collections shall be deposited in the bank account maintained by and for Docuport (as set forth below).

                  (ii) To establish and maintain complete and orderly files containing correspondence, rent records, employment records, insurance policies, leases, receipts, bills, vouchers, and all other documents and papers pertaining to the operating and management of Docuport, all of which shall be and remain the property of Docuport and shall be available to Docuport and its representative at any time.

                  (iii) To establish and maintain in accordance with generally accepted accounting principles, consistently applied, accurate, and complete books of account with proper entries of all receipts, income, and disbursements, pertaining to the operation of Docuport, which books of account shall be and remain the property of Docuport and shall be available to Docuport and its representatives for inspection at any time.

      (b) Contemporaneously with the execution of this Agreement, Docuport will establish an operating account in which all monies received by Docuport from sales generated within the United States of Docuport products will de deposit and from which all sales, marketing and other expenses shall be paid. Docuport shall initially place Two Hundred Fifty Thousand ($250,000) Dollars in such account and shall add funds when and if reasonably needed.


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      3. Service Fee. In consideration for its services to the Docuport pursuant to this Agreement, Service Corporation shall be entitled to the following compensation:

            (a) Ten Thousand ($10,000) Dollars per month payable on the first day of each month commencing May 1, 1999; the first payment shall be for the period of April 15, 1999 through May 14, 1999 and subsequent payments shall be for each comparable period;

            (b) Ten (10%) percent of the gross sales of the Company generated by Service Corporation less returns (except as noted in 3(c)). Said monies shall be paid on the fifteenth of the month for sales occurring during the previous month. Adjustments for returns shall be made in the month the returns are received by Docuport. For purposes of this Agreement, gross sales shall only include monies actually received by the Company.

            (c) Five (5%) percent of all gross sales generated by Service Corporation to Original Equipment Manufacturers less returns. Said monies shall be paid on the fifteenth of the month of sales occurring during the previous month. Adjustments for returns shall be made in the month the returns are received by Docuport. For purposes of this Agreement, gross sales shall only include monies actually received by the Company.

            (d) All prices for Docuports products which are sold by Service Corporation shall be determined by Docuport, in its sole and absolute discretion.

      Nothwithstanding, the provisions of Subparagraphs "(b)" and "(c)" of this Paragraph "3" of this Agreement, if the gross sales of the Company generated by Service Corporation equal Twenty-Five Million ($25,000,000) Dollars or more during any period of twelve (12) consecutive calendar months (the "Period"), then Docuport shall have the option, in its sole and absolute discretion, to reduce the percentage commissions paid to Service Corporation pursuant to Subparagraphs "(b)" and "(c)" of this Paragraph "3" of this Agreement to three (3%) percent for the balance of the term of this Agreement. This option may be exercised by Docuport by giving written notice to Service Corporation pursuant to Paragraph "11" of this Agreement within thirty (30) days after the end of the Period. If Docuport exercises the foregoing option, then Service Corporation shall not be obligated to pay any sales and marketing costs pursuant to Subparagraph "4.1" of Paragraph "4" of this Agreement.

      4. Expenses

      4.1 Service Corporation shall pay all sales and marketing costs including but not limited to commissions to its sales personnel and others, travel expenses, entertainment expenses and sales training expenses.

      4.2 Docuport shall pay for all of the following expenses which it agrees to: sales samples, collateral sales material, development costs, advertising costs, trade shows, as well as all administrative expenses including rental expense, secretarial, telephone, book-keeping personnel,


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payroll taxes of administrative staff and insurance costs.

      5. Financial Reports. Service Corporation shall prepare and furnish to Docuport the following financial reports.

            (a) Within fifteen (15) days after the end of each month, a detailed statement of all cash receipts and disbursements received and made during the preceding month in connection with the performance of its duties hereunder, together with a list of all accounts payable and receivable as of the last day of each month and a projection of the net cash flow (or deficit) anticipated by Service Corporation for the three-month period following the end of said month.

            (b) Within thirty (30) days after the end of each calendar quarter, a statement of income and expenses showing the results of operations for said quarter and cumulatively for the period from the beginning of the calendar year through the end of said quarter, which statement shall be prepared on a accrual basis.

            (c) Within forty-five (45) days after the end of each calendar year, a statement of income and expense showing the results of operations for said year, which statement shall be prepared on a accrual basis.

      6. Fidelity Insurance. Service Corporation shall maintain adequate fidelity insurance on those of its employees handing funds or assets of the Docuport naming Docuport as the named insured and shall carry workmen's compensation insurance for all sales personnel.

      7. Indemnity. Service Corporation shall indemnity and hold Docuport harmless from and against all claims, damages, and costs arising out of or in connection with the performance of Service Corporation's duties hereunder, except for acts of Docuport taken outside of the scope of Service Corporation's duties hereunder and acts of willful misconduct or gross negligence of the Docuport. Service Corporation shall endeavor to procure from its insurers waivers or subrogation with respect to claims against Docuport under policies in which Docuport is not a named insured, and shall promptly notify Docuport in the event that any such waiver is obtainable only upon payment of an additional premium. Docuport shall have the right at its option to pay such additional premium.

      8. Term of Agreement.

            (a) This Agreement shall commence on April 15, 1999 and shall continue in force and effect for a period of three (3) years subject to termination pursuant to paragraph "(c)" of this Article "8" of this Agreement. In addition, this Agreement shall automatically renew itself at the end of the third year on an annual basis for each and every subsequent one-year period unless terminated by either party on not less than thirty (30) days written notice prior to the end of the original term or any renewal term thereof.


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            (b) On the effective date of termination, Service Corporation shall turn over to Docuport all books and records relating to the Docuport (copies of which may be made and retained by Service Corporation at Service Corporation's cost and expense) and all funds of Docuport then remaining in Service Corporation's possession, together with such authorizations and letters of direction addressed to suppliers, employees, banks, and other parties, as Docuport may reasonably require; and Service Corporation shall cooperate in the transfer of management and administrative responsibilities to Docuport or its designee. A final accounting of unpaid fees (if any) due to Service Corporation hereunder shall be made within fifteen (15) days after the effective date of termination.

            (c) The Company shall have the right to terminate this Agreement if Service Corporation shall fail to sell 25,000 of the Company's patented, "portable" multifunctional office machines called the SlimFax (the "SlimFax") during the first twelve (12) months of this Agreement and an additional 125,000 of the Company's SlimFax during the second twelve (12) months of this Agreement.

            (d) Upon termination of this Agreement, Service Corporation shall be entitled to only such compensation which it was entitled to prior to the date of termination.

      9. Assignment. This Agreement is personal to Service Corporation. Service Corporation agree that it shall not assign this Agreement or subcontract the performance of its duties hereunder without Docuport's prior written consent. Any assignment or subcontracting without such consent shall be void.

      10. Confidential Information and Restrictive Covenants.

            (a) Confidential Information; Non-Disclosure.

                  (i) As used in this Agreement, "Confidential Information" means information which is presented to Service Corporation by Docuport or developed, conceived or created by Docuport, or disclosed to Service Corporation or known by or conceived or created by Service Corporation during the term of Service Corporation's employment by Docuport, with respect to Docuport, its business or any of its products, processes, and other services relating thereto relating to the past, present or future business of Docuport or any plans therefore, or relating to the past, present or future business of a third party or plans therefore which are disclosed to Service Corporation. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto;


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financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of Docuport that Docuport informs Service Corporation or Service Corporation should know, by virtue of its position or the circumstances in which Service Corporation learned such other information, is to be kept confidential including, but not limited to, any information acquired by Service Corporation from any sources prior to the commencement of Service Corporation's employment by Docuport. Confidential Information also includes similar information obtained by Docuport in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

                  (ii) Except as required in the performance of Service Corporation's duties, Service Corporation will not, during or after its employment, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Service Corporation shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (a) was generally available to the public prior to such disclosure; (b) becomes publicly available through no act or omission of Service Corporation, (c) is disclosed as reasonably required in a proceeding to enforce Service Corporation's rights under this Agreement or (d) is disclosed as required by court order or applicable law.

                  (iii) Upon termination of Service Corporation's employment with Docuport for any reason or at any time upon request of Docuport, Service Corporation agrees to deliver to Docuport all materials of any nature which are in Service Corporation's possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or which are otherwise the property of Docuport or any vendor, licensor, licensee, customer or client of Docuport, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes.

                  (iv) All ideas, inventions, discoveries or improvements, whether patentable or not, conceived by Service Corporation (alone or with others) during the term of Service Corporation's employment by Docuport ("Work Products") shall be the exclusive property of and assigned to Docuport or as Docuport may direct without compensation to Service Corporation. Any records with respect to the foregoing shall be the sole and exclusive property of Docuport and Service Corporation shall surrender possession of such records to Docuport upon any suspension or termination of its employment with Docuport. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

                  (v) Service Corporation will not assert any rights with respect to Docuport, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by Service Corporation prior to the commencement of Service Corporation's employment with Docuport.


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            (b) Work Products.

                  (i) Service Corporation represents and warrants to Docuport that all work that Service Corporation performs, for or on behalf of Docuport and its clients, and all work product that Service Corporation produces, including, but not limited to, software, documentation, memoranda, ideas, designs, inventions, processes, algorithms, etc. (also " Work Product") will not knowingly infringe upon or violate any patent, copyright, trade secret or other property right of any of Service Corporation or of any other third party. Further, Service Corporation will not disclose to Docuport or use in any of Service Corporation's Work Product any confidential or proprietary information belonging to others, unless both the owner thereof and Docuport have consented to such disclosure and usage.

                  (ii) Service Corporation will promptly disclose to Docuport all Work Products developed by Service Corporation within the scope of its employment with the Employer or which relate directly to, or involve the use of, any Confidential Information including, but not limited to, all software, concepts, ideas and designs, and all documentation, manuals, letters, pamphlets, drafts, memoranda and other documents, writings or tangible things of any kind.

                  (iii) Service Corporation acknowledges and agrees that all copyrightable Work Products prepared by Service Corporation within the scope of Service Corporation's employment with Docuport are "works made for hire" and, consequently, that the Company owns all copyrights thereto.

                  (iv) Service Corporation hereby assigns, transfers and conveys to the Company, without additional consideration, all of its other rights, title and interest (including, but not limited to, all patent, copyright and trade secret rights) in and to all Work Products prepared by Service Corporation, whether patentable or not, made or conceived, in whole or in part, by Service Corporation within the scope of Service Corporation's employment by the Company, or that relate directly to, or involve the use of, Confidential Information.

                  (v) Service Corporation will, without additional compensation, execute all assignments, oaths, declarations and other documents requested by Docuport to effect and further evidence the foregoing assignment, transfer and conveyance, and agree to provide all reasonable assistance to Docuport (at Docuport's expense) to provide all information, documentation and assistance to Docuport in perfecting, enforcing, defending or protecting any or all of Docuport's rights in all Work Product.

            (c) Restrictive Covenants.

                  (i) Service Corporation agrees that it shall not use the name "Docuport" or any variation thereof or any variation thereof, except in the course of its employment by Docuport.

                  (ii) From the date hereof and for a period of one (1) year following the end of the


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Term (notwithstanding the earlier termination of this Agreement), Service
Corporation will not, anywhere within North America, directly or indirectly, own, manage, join, control, be employed by, or participate in the ownership (other than the ownership of less than one (1%) percent of the issued and outstanding shares of any publicly-held corporation), operation or control of, or be connected in any manner with, any corporation or other entity engaged in any activity of the type and character of the business then conducted by Docuport or which Docuport plans to conduct at the time of termination of this Agreement, whether for its own account or as an employee of any other person, firm or corporation.

                  (iii) During the Term of Service Corporation's employment by Docuport, and for a period of one (1) year following the termination of its employment (whenever, however and by whomever caused) Service Corporation will not (a) induce or attempt to induce any customer or client of Docuport to reduce such customers or client's business with Docuport; (b) solicit or attempt to induce any of Docuport's employees to leave the employment of Docuport; (c) induce or attempt to induce any of Docuport's suppliers or vendors to reduce the business which they do with Docuport; or (d) take any other action prejudicial to the Employer or its business affairs or interests.

                  (iv) The restrictions which are contained in this Paragraph "9" of this Agreement shall apply to all locations within North America. Service Corporation hereby acknowledges and agrees that Docuport has plans to carry on substantial business throughout North America.

            (d) Reasonableness of Restrictions

                  Service Corporation agrees that the duration, scope and geographic area for which the provisions set forth in this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

            (e) Time Periods Not Limited

                  Any period of time set forth in this Agreement shall not be construed to permit Service Corporation to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

            (f) Equitable Relief.

                  Service Corporation acknowledges that the services to be rendered by Service


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Corporation hereunder are of a special character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Furthermore, a breach by Service Corporation of any of the provisions contained in this Paragraph "10" of this Agreement, will cause Docuport irreparable injury and harm. Service Corporation expressly agrees that, notwithstanding anything which is contained in this Agreement to the contrary, Docuport shall be entitled to injunctive or other equitable relief to prevent Service Corporation's breach or anticipated breach of the provisions contained in this Paragraph "10" of this Agreement. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which Docuport may have for damages or otherwise.

      11. Notices. All notices required to be given by wither party to the other hereunder shall be in writing and shall be delivered or sent by registered mail, return receipt requested and postage prepaid, to the parties at the address set forth above with a copy of any notices to Docuport to be sent to Mintz & Fraade, P.C., 488 Madison Avenue, New York, New York 10022, Attn. Frederick M. Mintz. Either party may at any time change its address by sending written notice to the other party in the manner hereinabove prescribed.

      12. Miscellaneous.

            (a) This Agreement contains the entire Agreement between the parties hereto, and any agreement hereafter made shall be ineffective to modify or terminate this Agreement or constitute a waiver of any of the provisions hereof unless such agreement is in writing and signed by the party against whom enforcement of the modification, termination, or waiver is sought.

            (b) The captions to the paragraphs in this Agreement are included for convenience of reference only and are not intended to and shall be deemed to modify or explain any of the terms of this Agreement.

            (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey.

            (d) This Agreement shall in all respects be construed, governed, applied and enforced in accordance with the internal laws of the State of New Jersey without giving effect to the principles of conflict of laws and be deemed to be an agreement made under the laws of and entered into in the State of New Jersey. Except as otherwise provided in Article "10" of this Agreement, the parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the rules then obtaining of the American Arbitration Association in New York, New York. The parties may agree in writing to conduct any arbitration in another location or forum by their mutual consent. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the Courts in the County of New York, State of New York as properly having jurisdiction for any


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proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph "11" of this Agreement. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators; provided, however, that if a proceeding is commenced to confirm and enter a judgment thereon by the Courts of the State of New York and such application is denied, no such costs or attorneys fees shall be paid. In connection with the arbitrators' determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the facts and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party unless the amount of the arbitration award is greater than fifteen (15%) percent of the amount offered in writing by the other party. For example, if the party initiating the arbitration ("A") seeks an award of $100,000 plus costs and expenses, the other party ("B") has offered A $50,000 prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has "prevailed".

            IN WITNESS WHEREOF, this instrument has been duly executed as of the day and year above written.

                                      DOCUPORT, INC.

                                      By: /s/ Raja Tuli
                                          --------------------------------


                                      SOLUTIONS PLUS, INC.

                                      By: /s/ Norman Docteroff
                                          --------------------------------


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